Exhibit 99.1

Cellectar Biosciences Announces Recent Key Accomplishments and
Third Quarter 2016 Financial Results

Madison, WI (November 10, 2016) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces key accomplishments and its financial results for the third quarter of 2016, which ended September 30, 2016.

Corporate highlights for the quarter include:

•	Announcement that an 18.75 mCi/m2 single-dose infusion of CLR 131 achieved efficacy data that was equivalent or superior to drugs recently approved for relapsed/refractory (R/R) multiple myeloma (MM) from Cohort 2 of our Phase I study of CLR 131 for relapsed/refractory multiple myeloma

•	Completion of Cohort 2 and announcement of a positive adverse event (AE) profile; no observed neuropathies, cardiotoxicities, deep vein thrombosis or gastrointestinal AEs to date

•	Advancement and initiation of Cohort 3 in Phase I study of CLR 131 in R/R MM at 25mCi/m2 single-dose infusion

•	Awarded non-dilutive NCI - Fast Track SBIR Grant of $2M to support Phase II study of CLR 131 in multiple myeloma and other selected orphan-designated hematologic malignancies

•	Selection of CLR 131 for non-dilutive research & development to be studied in combination with external beam radiation for head and neck cancers as part of a $12M NCI SPORE Grant awarded to the University of Wisconsin

•	USPTO granted Patent Allowance for CLR 1603 covering method of use in key solid tumors: breast, prostrate, lung, pancreatic and colorectal

•	Appointment of Jarrod Longcor as senior vice president, Corporate Development and Operations

“We continue to effectively operate the company and achieve significant clinical development progress with CLR 131 as demonstrated by impressive Cohort 2 data and advancement to the third cohort of our Phase I clinical trial for multiple myeloma. In addition, we plan to initiate our NCI supported Phase II clinical trial in multiple myeloma and selected hematologic malignancies in the first quarter of 2017,” said Jim Caruso, president and CEO of Cellectar Biosciences. “We remain focused on closing 2016 strong and communicating near-term, meaningful milestones that further demonstrate the clinical and financial value of our patented PDC delivery platform.”

Financial Results for 3Q 2016

The company incurred research and development expenses of $1.3 million during the third quarter of 2016, which was $0.1 million higher than the third quarter of 2015. The primary driver was increased investment to support our upcoming Phase II Study of CLR 131 in Multiple Myeloma and other orphan-designated hematologic malignancies.

Cellectar’s general and administrative expenses for third quarter 2016 totaled $1.2 million, an increase of $0.3 million from the same period in the prior year. This increase was a result of increased costs for consulting services related to financial reporting, investor outreach and executive recruitment. Loss from operations was $2.5 million, an increase of $0.4 million from the third quarter of 2015.

The Company ended the third quarter with $5.6 million in cash and cash equivalents, compared to $3.9 million in cash and cash equivalents on December 31, 2015. The company continues to estimate that its available cash and cash equivalents will fund its planned operations into the first quarter of 2017. The company expects that additional capital will be required to complete its planned clinical and preclinical development.

Cellectar will be holding a conference call at 8:30 AM ET on Friday, November 11, 2016 to review the company’s performance, as well as these financial results. The call can be accessed by calling (888) 646-8293 (US domestic) or (973) 453-3065 (international) or investors may participate via webcast at http://edge.media-server.com/m/p/y8yf2dg7. Replays will be available via the Investor Relations section of the company’s website: http://www.cellectar.com.

About CLR 131
CLR 131 is an investigational compound under development for a range of hematologic malignancies.  It is currently being evaluated in a Phase I clinical trial in patients with relapsed or refractory multiple myeloma. The company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. Based upon preclinical and interim Phase I study data, treatment with CLR 131 provides a novel approach to treating hematological diseases and may provide patients with therapeutic benefits, including overall response rate (ORR), an improvement in progression-free survival (PFS) and overall quality of life. CLR 131 utilizes the company’s patented PDC tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131 directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About Phospholipid Drug Conjugates (PDCs)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in over 70 different xenograft models of cancer.

About Relapsed or Refractory Multiple Myeloma
Multiple myeloma is the second most common blood or hematologic cancer with approximately 30,000 new cases in the United States every year. It affects a specific type of blood cells known as plasma cells. Plasma cells are white blood cells that produce antibodies to help fight infections. While treatable for a time, multiple myeloma is incurable and almost all patients will relapse or the cancer will become resistant/refractory to current therapies.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company plans to initiate a Phase II clinical study to assess efficacy in a range of B-cell malignancies in the first quarter of 2017. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K/A for the year ended December 31, 2015. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:

Jules Abraham
JQA Partners
917-885-7378

jabraham@jqapartners.com

INVESTOR CONTACT:
Stephanie Prince
Managing Director
PCG Advisory Group
646-762-4518
sprince@pcgadvisory.com